Exhibit 2

COMPLETE TEXT OF GMAC DEMAND NOTES PROGRAM

(as amended November 1, 2004)

The GMAC Demand Notes Program (the “Program”) has been established by General Motors Acceptance Corporation (the “Company”) to provide investors with a convenient means of investing funds directly with the Company. Information concerning the Program may be obtained by calling toll free 1-888-271-4066 or by visiting the GMAC Demand Notes website at www.demandnotes.com.

ARTICLE ONE

ADMINISTRATION

SECTION 1.01. GMAC Demand Notes Committee. (a) The Executive Committee of the Board of Directors of the Company shall appoint a GMAC Demand Notes Committee (the “Demand Notes Committee”) to administer the Program. The Demand Notes Committee shall consist of at least three members. Members of the Demand Notes Committee shall not receive any compensation for their service on the Demand Notes Committee, but they may be officers, directors or employees of the Company or any of its subsidiaries. The Demand Notes Committee members shall serve at the pleasure of the Company’s Executive Committee of the Board of Directors until their resignation or removal by such Committee. The Demand Notes Committee shall act by a majority of its members, with or without a meeting. In the event the Demand Notes Committee is unable to resolve a matter before it by reason of an equally-divided vote, the matter shall be referred to the Company’s Executive Committee of the Board of Directors for resolution.

(b) Subject to Section 5.01 of Article Five, the Demand Notes Committee shall have the full power and authority to amend the provisions of the Program at any time as it may deem necessary or appropriate, to interpret the provisions of the Program, to adopt rules and regulations in connection therewith (including establishing a Referral Credit), to make determinations thereunder provided for it to make and to set and adjust the rate of interest to be paid on the Demand Notes.

(c) Any interpretation of the provisions of the Program by the Demand Notes Committee shall be final and conclusive.

SECTION 1.02. Processing Agent. (a) The Company shall appoint a bank or corporation to act as its agent under the Program (the “Processing Agent”) for the GMAC Demand Notes (the “Demand Notes”). The Company may, at any time, remove the Processing Agent and appoint a successor Processing Agent. Services performed by the Processing Agent shall include investment and redemption processing and accounting; preparation of Demand Note statements and other correspondence; investor servicing; advice on the principal amount of Demand Notes, accrual of interest income and payment and reinvestment of interest accrued; required tax reporting and filings with the Federal government; and other services required pursuant to the provisions of the Program. All costs incurred in connection with the appointment of the Processing Agent and with the Processing Agent’s provision of services shall be paid by the Company, except as provided in Section 1.04.

(b) Any determination rendered by the Demand Notes Committee in connection with the services performed by the Processing Agent shall be final and conclusive.

SECTION 1.03. Records Conclusive. The records of the Company, the Demand Notes Committee and the Processing Agent shall be conclusive with respect to all matters involved in the administration of the Program.

SECTION 1.04. Company to Bear Costs of Administration. The Company shall bear all costs associated with the administration of the Program. There shall be no charges, expenses, costs, fees or penalties to investors or deductions from Demand Notes for making investments in, or redeeming, Demand Notes; provided that (i) the Company shall not be responsible for any charges an investor may have to pay to such investor’s bank in connection with making investments by wire transfer pursuant to Section 3.05 of Article Three or in connection with redemptions by wire transfer pursuant to Section 4.03 of Article Four, (ii) the Company shall not be responsible for any costs an investor may incur in connection with obtaining signature guarantees required pursuant to Section 2.04(b) of Article Two and Section 4.03(e), 4.03(f) and 4.03(g) of Article Four and (iii) the Company shall pass through to investors any service charges the Processing Agent may assess pursuant to Section 4.02(d) and 4.06(d) of Article Four; the Company may institute other fees as it deems necessary.

ARTICLE TWO

DEMAND NOTES

SECTION 2.01. Issuance of the Demand Notes. (a) The Company shall issue Demand Notes which shall constitute unsecured and unsubordinated debt obligations of the Company. The Demand Notes shall have no stated maturity and shall be redeemable in whole, or in part, at the option of investors pursuant to the terms of Article Four hereof.

(b) The Company shall appoint one or more corporations to act as trustee (the “Trustee”) for Demand Notes issued pursuant to the Program and shall enter into an Indenture (the “Indenture”) with the Trustee which meets the requirements of the Trust Indenture Act of 1939. Subject to the terms and conditions of the Indenture, the Company and the Trustee may amend or supplement the Indenture from time to time. The terms and conditions of the Demand Notes shall be governed by the provisions of the Indenture and of the Program.

SECTION 2.02. Interest Rate on the Demand Notes. (a) The Demand Notes shall bear interest at a floating rate determined by the Demand Notes Committee. The interest rate on the Demand Notes shall be subject to change on Friday of each week, such change to be effective the following Monday. Such rate shall reflect both the level of interest rates generally and the changes in interest rates which occur from time to time but at all times such rate will be greater than the most recent seven-day average yield (simple) on taxable money market funds in the United States as published in iMoneyNet’s Money Fund Report.™

(b) Interest on Demand Notes shall accrue in accordance with the provisions of Article Three.

(c) Interest on Demand Notes shall be compounded daily, at the rate in effect each day, based on a 365-day year. During a leap year the interest on Demand Notes is compounded daily, at the rate in effect each day, based on a 366 day year.

(d) On the last day of each month, interest accrued during the month on the principal amount of a Demand Notes shall be paid by the Company and reinvested in such Demand Notes, thereby increasing the principal amount of such Demand Notes.

SECTION 2.03. Information Concerning Current Interest Rate on Demand Notes. Information concerning the rate of interest currently payable on the Demand Notes shall be available to an investor at any time by such investor’s calling toll free 1-800-426-8323 or by the investor visiting the GMAC Demand Notes website at www.demandnotes.com.

SECTION 2.04. Eligibility, Restrictions on Transfer. (a) The Demand Notes shall be offered only to persons whose registered addresses are in the United States. The Demand Notes Committee shall have the power to determine eligibility for participation in the Program.

(b) In order to transfer a Demand Notes, an investor must provide written instructions to Mellon Bank, N.A. as the Processing Agent. Such instructions must include the investor’s tax identification or Social Security number, the Demand Note number assigned by Mellon Bank, N.A. and the signatures of all registered owners (including joint owners) of the Demand Note and must be signed exactly as they appear on the Demand Notes investment form. The signature of each registered owner and the transferee also must be guaranteed by an authorized signatory of a commercial bank, trust company (not a savings bank) or member firm of a national or regional stock exchange in the United States. The instructions also must include the name, tax identification or Social Security number, address and date of birth of the eligible transferee. In addition, investors may be required to provide certain other information as required by relevant law. The instructions must be mailed to GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425.

SECTION 2.05. Business Day. For purposes of the Program, “Business Day” shall mean only a day on which both Mellon Bank, N.A. and the Federal Reserve Bank are fully open for business.

ARTICLE THREE

INVESTMENTS IN DEMAND NOTES

SECTION 3.01. Investment Form-Initial Investment. An investor may invest in a Demand Note by completing a Demand Notes investment form requiring such information as the Demand Notes Committee may deem appropriate and by making an initial investment (minimum $1,000) in accordance with the provisions of this Article Three.

SECTION 3.02. Demand Notes Register—Confirmations Statements. (a) All funds invested in Demand Notes, together with interest accrued thereon, and redemptions, if any, shall be recorded on a register (the “Demand Notes Register”) established and maintained by the Processing Agent. An investor will be able to obtain the current balance of such investor’s Demand Note at any time by calling toll free 1-800-684-8823. An investor can also access his or her account online through www.demandnotes.com. No certificate or other instrument evidencing the Company’s indebtedness to an investor shall be issued to investors. The Demand Notes Register also shall include, but not be limited to, the name(s), address(es), tax identification or Social Security Number(s), and date of birth of the registered owner(s) of the Demand Note. In addition, investors may be required to provide certain other information required by relevant law.

(b) The Processing Agent shall provide an investor with periodic statements concerning such investor’s Demand Notes. Periodic statements shall include, but not be limited to, a summary of any investments and redemptions, accrued and reinvested interest, and the principal amount of the Demand Notes at the beginning and at the end of the period.

SECTION 3.03. Holding of Demand Notes. Subject to applicable statutes and regulations, the interpretation of which shall be solely within the authority of the Processing Agent, a Demand Notes may be held individually, jointly, in a trust or custodial capacity or in the name of a corporation, partnership or association. In the event of the death of an investor, redemption proceeds shall be paid to the survivor in the case of a Demand Notes jointly held, to the successor custodian in the case of a Demand Notes held in a custodial capacity, to the trust in the case of a Demand Notes held in a trust capacity or to the investor’s estate.

SECTION 3.04. Investments by Check. (a) To make an initial investment by check, an investor must complete a Demand Notes investment form. The investment form, together with a personal check (minimum of $1,000) made payable to “GMAC Demand Notes” must be mailed to GMAC Demand Notes 154-0510, Mellon Financial Corporation, PO Box 535030, Pittsburgh, PA 15253-5030, . Investments by check made subsequent to the initial investment (minimum of $50) also must be made payable to “GMAC Demand Notes,” must include the investor’s tax identification or Social Security number and the 14-digit Demand Notes number assigned by Mellon Bank, N.A., and must be mailed to GMAC Demand Notes 154-0510, P.O. Box 535006, Pittsburgh, PA 15253-5006. An investor shall also be required to enclose an investment slip which is provided as a detachable stub on the bottom of all monthly statements and in the investor’s checkbook. Neither the Processing Agent nor the Company shall be responsible for delays in the receipt of checks mailed to Mellon Bank, N.A.

(b) Initial and subsequent investments by check that are received and processed by the Processing Agent before 10 a.m. EST are invested in an investor’s Demand Notes on the same Business Day as the investor’s check is received. Initial and subsequent investments by check that are received and processed by the Processing Agent after 10 a.m. EST are invested in the investor’s Demand Notes on the next Business Day after the date of the check’s receipt. Interest will begin to accrue on the day it is invested. Investments made by check shall be available for redemption on the sixth Business Day after the Processing Agent invests the investor’s check.

(c) Checks must be drawn in United States dollars on a financial institution incorporated in the United States.

(d) The Company may in its discretion waive the initial $1,000 minimum investment requirement as to any investor.

(e) The Company will not accept cash as an initial or subsequent investment. If cash is received by the Processing Agent for investment in a Demand Notes, a cashier’s check will be purchased by the Processing Agent and the service fee will be deducted directly from the cash investment.

SECTION 3.05. Investments by Wire Transfer. (a) Initial investments in a Demand Note may not be made by transferring funds via bank wire. Once a Demand Note has been opened, subsequent investments (minimum of $50) may be made via bank wire. To do so, an investor must instruct such investor’s bank to wire the funds to Mellon Bank, N.A., (ABA No.: 043000261) . The bank wire must include the designation “GMAC Demand Notes,” the name and address of the investor and the investor’s tax identification or Social Security number, and the investor’s 14-digit Demand Note number.

(b) Investments by wire transfer of funds to the Processing Agent shall be invested in an investor’s Demand Note on the Business Day the funds are received by the Processing Agent in proper form and shall begin accruing interest on such day provided the funds are received by the Processing Agent by 2:00 p.m. Eastern Time. Funds received after 2:00 p.m. Eastern Time shall be invested and shall begin to accrue interest on the next succeeding Business Day.

(c) Neither the Company nor the Processing Agent shall be responsible for delays in the transfer and wiring of funds.

SECTION 3.06. Investments by Automatic Monthly or Periodic Electronic Transfer from a Bank Account. (a) An investor may elect to authorize the Processing Agent to make monthly charges of $50 or more to such investor’s personal banking account(s) for purposes of investing in Demand Notes. Upon receipt of proper written authorization, the Processing Agent shall prepare an electronic transfer using up to two transfer dates each month drawn against an investor’s banking account(s) for the prescribed amount. The proceeds from the check shall be invested in an investor’s Demand Note and shall accrue interest on the same day as the electronic transfer is received by the Processing Agent.

(b) To invest in the manner described in subsection (a) of this Section 3.06, an investor must elect this option on the investment form or obtain the necessary authorization form directly from the Processing Agent.

(c) An investor may change the amount of the monthly investment (subject to the $50 monthly minimum) or terminate such investment entirely by providing notice in writing to the Processing Agent. Such notice shall be effective as soon as practicable after receipt thereof by the Processing Agent.

SECTION 3.07. Investments by Direct Investment. (a) An investor may elect to invest in Demand Notes by authorizing the Processing Agent to receive such investor’s net paycheck (gross pay less deductions) from an investor’s place of employment, or to receive such investor’s Social Security, annuity or pension checks or other regularly recurring checks. Investments by direct investment may be made by electronic transfer or by check. Direct investments by electronic transfer of funds to the Processing Agent shall be invested in an investor’s Demand Note and accrue interest in accordance with the provisions of Sections 3.05(b) and 3.05(c). Direct investments by checks mailed to the Processing Agent shall be invested in an investor’s Demand Note and accrue interest in accordance with the provisions of Sections 3.04(b) and 3.04(c).

(b) To invest in the manner described in subsection (a) of this Section 3.07, the forms necessary to authorize direct investment of Social Security checks may be obtained from most Social Security offices. Investors who wish to have such investor’s net paycheck invested directly into such investor’s Demand Notes should contact the employer’s payroll location. A General Motors retiree who wishes to have his net pension check invested directly into such investor’s Demand Notes should contact the General Motors Pension Administration Center. Retirees of other eligible General Motors Corporation subsidiaries or affiliates should contact their former employer in order to obtain the proper forms permitting direct investment.

(c) An investor may terminate the Processing Agent’s authority to receive such investor’s net paychecks, Social Security, annuity or pension checks or other regularly recurring checks by providing notice in writing to the issuer of such checks and to the Processing Agent. If, upon termination of the Processing Agent’s authority to receive an investor’s net paychecks, Social Security, annuity or pension checks or other regularly recurring checks, an investment is made incorrectly to an investor’s Demand Notes, such investor must promptly notify the Company of such error and return any and all amounts incorrectly invested.

SECTION 3.08. Investments by Payroll Deduction. (a) This option is available only to employees of companies participating in GMAC Demand Note payroll deductions through the General Motors Corporation compensation system.

(b) Investments by payroll deduction must be specified as a fixed dollar amount. The minimum investment by payroll deduction must be at least $50 per month; provided that the minimum investment for an employee paid weekly shall be $11.50 per week, or such other amount as the Demand Notes Committee from time to time may authorize.

(c) Each payroll deduction investment by an employee paid other than on a weekly basis shall be invested in such employee’s Demand Note as of the payday on which it was withheld and begins accruing interest as of such date. Payroll deduction investments by an employee paid on a weekly basis shall be invested in the employee’s Demand Note as of the last Business Day of the week in which the paycheck is issued and begins accruing interest as of such Business Day.

(d) Unless otherwise permitted by the Demand Notes Committee, an employee may make investments by payroll deduction in only one Demand Note.

(e) Investments by payroll deduction shall commence as soon as practicable after receipt by the Company of the applicable authorization form in which an employee shall have elected such payroll deduction.

(f) Subject to the provisions of subsection (b) of this Section 3.08 and this subsection (f), the payroll deduction amount authorized by an employee may be increased or decreased by such employee delivering to the Company a notice in writing or through the automated phone system at 1-800-684-8823 of such increase or decrease. Such increase or decrease shall be effective as soon as practicable after receipt by the Company of notice thereof. Payroll deductions authorized by an employee may be terminated at any time, in which event such payroll deduction authorization shall terminate as soon as practicable after receipt by the Company of written instructions or through the automated phone system at 1-800-684-8823 from such employee to terminate investments by payroll deduction.

(g) The Company shall not make any payroll deduction pursuant to a payroll deduction authorization in, or for, any period in which an employee is not receiving a salary or wages.

SECTION 3.09. Investments by Pension Deduction. (a) This option shall be available only to a retiree or a surviving spouse of such retiree (collectively referred to as the “retiree”) who is receiving retirement benefits from General Motors Corporation or its participating subsidiaries and affiliates.

(b) Investments by pension deduction must be specified as a fixed dollar amount. The minimum investment by pension deduction must be at least $50 per month. Each pension deduction investment by a retiree shall be invested in such retiree’s Demand Note as of the first Business Day of each month the retiree is eligible to receive retirement benefits and shall begin to accrue interest as of such date. Unless otherwise permitted by the Demand Notes Committee, a retiree may make investments by pension deduction in only one Demand Note.

(c) Investments by pension deduction shall commence as soon as practicable after receipt by the Company and the Processing Agent of the applicable authorization form upon which a retiree shall have elected a pension deduction.

(d) The pension deduction amount authorized by a retiree may be increased or decreased by such retiree’s delivering to the Company a notice in writing or through the automated phone system at 1-800-684-8823 of such increase or decrease. Such increase or decrease shall be effective as soon as practicable after receipt by the Company of such notice. Pension deductions authorized by a retiree may be terminated at any time, in which event such pension deduction authorization shall terminate as soon as practicable following receipt by the Company of written instructions or through the automated phone system at 1-800-684-8823 from such retiree to terminate investments by pension deduction.

(e) The Company shall refund any pension deduction(s) made subsequent to the retiree’s death to the Trustee for the General Motors Pension Plan or other General Motors subsidiary or affiliate pension plan and redeem an amount equal to such refund from the retiree’s Demand Note. If the amount of the redemption exceeds the principal amount in the retiree’s Demand Note, the retiree’s estate shall be liable to the Company for the difference between the amount of the redemption and the amount of the pension deduction(s) to be refunded to the retiree’s pension plan.

SECTION 3.10. Modification, Suspension or Termination of Methods of Investment. The Company reserves the right at any time to modify, suspend or terminate any of the methods of investment contained in this Article Three.

ARTICLE FOUR

REDEMPTIONS OF DEMAND NOTES

SECTION 4.01. Redemption at Option of Investor. Subject to the provisions of this Article Four, an investor may redeem all or any part of a Demand Note.

SECTION 4.02. Redemption by Check. (a) Each investor will be provided with a free supply of checks. You may redeem your Demand Notes in part by writing a check, payable to the order of anyone, in an amount of $250 or more. Only the signature of one registered owner of the Demand Note is required on the check.

(b) The amount to be redeemed by a check shall continue to accrue interest until the date on which such check is presented to the Processing Agent for payment.

(c) When a check is presented to the Processing Agent for payment, the Processing Agent shall cause the Company to redeem a part of the investor’s Demand Note sufficient to cover the amount of such check.

(d) If the amount of a check is greater than the principal amount of an investor’s Demand Note, or if the signatures required by subsection (a) of this Section 4.02 do not appear on the check, or the amount of the check is less than $250, the Processing Agent shall not cause the redemption to be effected and shall return the check to the depositary bank. The Processing Agent shall assess a service charge for each check returned to a depositary bank. The Processing Agent also shall assess a service charge in the event an investor requests stopping payment of a check.

(f) Check Redemption shall not create a checking, bank account or depositor relationship between the investor and the Company or the Processing Agent.

SECTION 4.03. Wire Redemption. (a) An investor who selects the Wire Redemption Option on the Demand Notes investment form may redeem such investor’s Demand Notes in part during regular business hours of the Processing Agent by having redemption proceeds of $1,000 or more wired to a predesignated bank account or Demand Notes. By selecting this option, an investor shall authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of such instructions shall be binding.

(b) To select the Wire Redemption Option the investor must designate on the Demand Notes investment form either a bank account at a commercial bank in the United States or a Demand Notes to receive the redemption proceeds. If the redemption proceeds are to be wired to a bank account, the investor also must provide the Processing Agent with a voided specimen check or deposit slip from such bank. If the redemption proceeds are to be wired to a Demand Notes, the investor must provide the number of such Demand Notes.

(c) Once established, an investor may utilize the Wire Redemption Option by calling the Processing Agent during the Processing Agent’s regular business hours toll free at 1-800-684-8823.

(d) Upon receipt of the wire redemption instructions given pursuant to subsection (c) of this Section 4.03, the Processing Agent shall cause the Company to redeem a part of the investor’s Demand Note sufficient to cover the amount specified in the wire redemption instructions. If the redemption instructions are received by 2:00 p.m. Eastern Time on any Business Day, the Processing Agent shall wire the redemption proceeds to the predesignated bank account or Demand Note on the Business Day on which the instructions are received and interest on the redemption proceeds shall accrue to, but not include, such day. If the redemption instructions are received after 2:00 p.m. Eastern Time on any Business Day, the Processing Agent shall wire the redemption proceeds to the predesignated bank account or Demand Note on the Business Day following receipt of the redemption instructions and interest on the redemption proceeds shall accrue to, but not include, such day.

(e) An investor may change the predesignated bank and account number thereat or Demand Note for purposes of the Wire Redemption Option only upon written request to the Processing Agent with the signature of each registered owner (including joint owners) of the Demand Note guaranteed by an authorized signatory of a commercial bank, trust company (not a savings bank) or member firm of a national or regional stock exchange in the United States.

(f) Neither the Processing Agent nor the Company shall be responsible for delays in the wiring of funds through the banking system or for the authenticity of telephone redemption instructions.

(g) An investor may request the Wire Redemption Option subsequent to submitting the investment form by providing the Processing Agent with a written request to add the Wire Redemption Option to the investor’s Demand Note, with such request bearing the signatures of all registered owners (including joint owners) of the Demand Note exactly as they appear on the Demand Notes investment form. A signature guarantee stamp for each owner is also required. The request should be mailed to GMAC Demand Notes, GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

SECTION 4.04. Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption. (a) An investor may redeem a specified part of a Demand Notes(minimum of $100) on either a monthly or quarterly basis by selecting this option on the Demand Notes investment form. Redemption on a monthly basis may consist of a specified part of a Demand Notes (minimum of $100) or the monthly interest accrued on such investor’s Demand Notes. This automatic monthly or quarterly redemption option shall be available only to investors who hold Demand Notes with a principal amount of $5,000 or more and if there are designated bank account instructions for redemption by ACH on file.

(b) For purposes of the Automatic Monthly or Quarterly Redemption Option, the Processing Agent shall select a specific date for redemption in each month or quarter, as the case may be. On the predetermined date, the Processing Agent shall cause the Company to redeem a part of the investor’s Demand Notes equal to the redemption amount specified by the investor. Interest on the redemption proceeds shall accrue to, but not include, such predetermined day. The Processing Agent will send, via ACH transfer, the funds to your designated bank account. The funds will settle on the second business day following the day of request.

(c) If on the date selected for any monthly or quarterly redemption pursuant to subsection (b) of this Section 4.05 an investor’s Demand Note shall not have a principal amount of $5,000 or more, the Processing Agent shall not cause the Company to effect a redemption pursuant to subsection (b) of this Section 4.05 nor shall the Processing Agent cause any such redemption to be effected, if after such redemption, the principal amount of an investor’s Demand Note would not be in excess of $5,000. If the Processing Agent does not cause a redemption to be effected for the reasons described in this subsection (d), the Processing Agent shall notify the investor in writing that the redemption has not been effected and shall provide the reason therefor.

(d) An investor may terminate the Automatic Monthly or Quarterly Redemption Option by providing notice in writing to the Processing Agent. Such notice shall be effective as soon as practicable after receipt thereof by the Processing Agent.

(e) An investor may request the Automatic Monthly or Quarterly Redemption Option subsequent to submitting the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Note, with such request bearing the signatures of all registered owners (including joint owners) of the Demand Note exactly as they appear on the Demand Notes investment form and each signature must have a signature guarantee from a banking or financial institution. The request should be mailed to GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

SECTION 4.05. Ad Hoc ACH Redemption (a) If an investor selects this option, the investor authorizes, either through the automated phone system or through a customer service representative, the Processing Agent to redeem the investor’s Demand Notes (minimum $250) by an amount specific by the investor on that day. If the ACH redemption request is received by 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the second business day following such request. If the request is received by the Processing Agent after 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the third Business Day following the date of such request.

(b) By use of this option, the investor shall authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of the investor’s instructions is binding.

(c) An investor may request the Ad Hoc ACH Redemption Option subsequent to submitting the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Notes, with such request bearing the signatures of all registered owners (including joint owners) of the Demand Note exactly as they appear on the Demand Notes investment form and each signature must have a signature guarantee from a banking or financial institution. The request should be mailed to GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

SECTION 4.06. Full Redemption of a Demand Note. (a) An investor may redeem a Demand Note in full by providing telephone or written instructions to the Processing Agent. Such instructions must state the investor’s intention to redeem in full such investor’s Demand Note and must be mailed to the Processing Agent at Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

(b) Upon receipt of instructions required by subsection (a) of this Section 4.06, the Processing Agent shall cause the Company to redeem in full the investor’s Demand Note, including accrued and unpaid interest to the date of redemption.

(c) The Processing Agent will send via ACH the redemption proceeds on the Business Day following receipt of the instructions using the designated bank instructions for redemption on file for the Demand Notes. If there are no bank instructions on file, a bank check will be mailed to the registered address and a service fee will be charged.

SECTION 4.07. Limitation on Redemption of Investments by Check. If an investor instructs the Processing Agent to redeem part of a Demand Note which is represented by, or includes, an investment made by check pursuant to Sections 3.04(a), 3.06(a) or 3.07(a) of Article Three, the Processing Agent shall not act on the instructions if such instructions are received within a period of five Business Days from the day of receipt of such investment check by the Processing Agent.

SECTION 4.08. Redemption Instructions Ineffective. Redemption instructions given by an investor to the Processing Agent pursuant to Sections 4.03, 4.04 or 4.05 shall be ineffective if the instructions specify an amount to be redeemed, or the method of redemption requires an amount to be redeemed, which exceeds the principal amount of the investor’s Demand Note. In the event the Processing Agent receives such ineffective instructions from an investor, the Processing Agent shall notify the investor in writing that the redemption instructions are ineffective and shall provide the reason therefor, provided that the Processing Agent shall not be required to provide written notification to investors who give ineffective redemption instructions to the Processing Agent by telephone pursuant to Section 4.03.

SECTION 4.09. No Redemptions in Cash. No redemption proceeds shall be paid in cash.

SECTION 4.10. Optional Redemption by the Company. (a) The Company may redeem, at any time in its discretion, any particular Demand Note in which the principal amount remains below $1,000 for a period of two consecutive months immediately following the month in which the average principal amount falls below $1,000. The Company shall notify an investor of its intention to redeem such Demand Note. Following such notification, an investor shall have 60 calendar days from the date of the notice to restore a Demand Note to the required minimum principal amount of $1,000. If an investor does not restore a Demand Note to such required principal amount, the Company shall redeem the Demand Note in full.

(b) The Company may redeem, at any time in its discretion, any particular Demand Notes in which the principal amount of all Demand Notes having the same social security or tax identification number exceeds $15,000,000. The Company shall mail a check (less a service fee) to the address of record or send an ACH (using the designated bank instructions on file) for such amount exceeding $15,000,000 as it shall determine in its sole discretion.

(c) The Company shall have the right to redeem any Demand Note of an investor who the Company believes, in its sole judgment and discretion, is abusing or misusing the redemption provisions in a manner or with an effect that is not in the best interests of the Company (i.e., the writing of checks by an investor where the amounts of the checks are greater than the principal amount of such investor’s Demand Note). The Company shall notify an investor of its intention to redeem such Demand Note on the third Business Day following the date of the notice. The Company shall redeem the Demand Note in full on such redemption date. A check shall be sent to the investor in an amount equal to the principal amount of the Demand Note, including accrued and unpaid interest to the date of redemption. In the event that a Demand Note with a principal amount below $0 is redeemed, the investor shall be liable to the Company for the amount required to restore the principal amount to $0 as of the date the Demand Note is redeemed.

SECTION 4.11. Modification, Suspension or Termination of Methods of Redemption. The Company reserves the right at any time to modify, suspend or terminate any of the redemption options contained in ARTICLE TWO.

ARTICLE FIVE

MODIFICATION, SUSPENSION OR TERMINATION

SECTION 5.01. Modification. (a) The Company or the Demand Notes Committee may amend or modify the Program at any time as it may deem necessary or appropriate.

(b) The Company or the Demand Notes Committee shall provide to investors written notice of any material amendment or modification of the Program at least fifteen days prior to the effective date of such amendment or modification.

(c) No amendment or modification of the Program shall reduce the principal amount of any Demand Note, or accrued and unpaid interest thereon, as of the effective date of such amendment or modification and no such amendment or modification shall have a retroactive effect that would prejudice the rights of investors.

SECTION 5.02. Suspension or Termination. (a) The Company may terminate the Program in its entirety for any reason. The Company may, in its discretion, temporarily or permanently suspend the acceptance of investments in the Demand Notes without such a suspension amounting to a suspension or termination of the Program.

(b) The Company shall provide written notice to investors of any suspension or termination of the Program at least thirty days prior to the effective date of such suspension or termination.

(c) The Company may omit, restrict, suspend or terminate the Program in any jurisdiction in which the Company, in its discretion, deems such action advisable in view of local law and regulations.

ARTICLE SIX

MISCELLANEOUS

SECTION 6.01. Demand Notes Not Insured. Funds invested in the Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance.

SECTION 6.02. Investments Voluntary. Eligible investors to whom Demand Notes shall be offered for investment shall not be required to invest in the Demand Notes and any decision to invest shall be solely that of such investor.

SECTION 6.03. Company Has No Right of Set-off. The Company shall have no right of set-off against a Demand Note for indebtedness not related to such Demand Note.

SECTION 6.04. Company and Processing Agent Have No Obligation to Contest Legal Proceeding Against a Demand Note. Neither the Company nor the Processing Agent shall have any obligation to contest any legal proceeding brought against a Demand Note by any third party nor shall the Company or the Processing Agent be liable for any payment of redemption proceeds from a Demand Note to anyone other than the registered owner as a result of a legal proceeding or governmental action.

SECTION 6.05. Deduction of Amounts Invested in Error in a Demand Note. The Company shall have the right to deduct from the principal amount of a Demand Note amounts invested in error in such Demand Note.

SECTION 6.06. Notices, Statements and Other Communications. Unless otherwise specified, all notices, statements and communications provided to investors by the Company or the Processing Agent pursuant to the provisions of the Program shall be deemed to have been duly given when mailed by first-class mail, postage prepaid to the registered address of the registered owner.

SECTION 6.07. Notice of Change of Address. An investor must promptly provide the Processing Agent with notice of any change in address. Such notice must be in writing and must include the investor’s tax identification or Social Security number, the Demand Note number assigned by the Processing Agent and the signatures of all registered owners (including joint owners) of the Demand Note and must be signed exactly as they appear on the Demand Notes investment form. The notice must be mailed to GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425. The notice shall be effective as soon as practicable after receipt thereof by the Processing Agent.

SECTION 6.08. Notices, Communications to Company. Unless otherwise specified, all notices or communications from investors to the Company must include the name and address of the investor, the investor’s tax identification or Social Security number and the Demand Note number assigned by the Processing Agent and must be signed by all registered owners (including joint owners) of the Demand Note and must be signed exactly as they appear on the Demand Notes investment form. Such notices or communications must be sent to GMAC Demand Notes, General Motors Acceptance Corporation, 200 Renaissance Center, Detroit, Michigan 48265.

SECTION 6.09. Notices, Communications to Processing Agent. Unless otherwise specified, all notices or communications from an investor to the Processing Agent must include the name and address of the investor, the investor’s tax identification or Social Security number and the Demand Note number assigned by the Processing Agent and must be signed by all registered owners (including joint owners) of the Demand Note and must be signed exactly as they appear on the Demand Notes investment form. Such notices or communications must be sent to GMAC Demand Notes, Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425.

SECTION 6.10. Investor Acceptance of Program Provisions. By investing in a Demand Note, the investor shall be deemed to accept and agree to all provisions of the Program.

SECTION 6.11. Facsimile Signatures. No facsimile signatures shall be accepted on any check, investment form, account change request or any other document that affects a change to a Demand Notes account.

SECTION 6.12. Right to Reject Investments. The Company has the sole right to accept offers to purchase Demand Notes and may reject any proposed purchase of Demand Notes in whole or in part.

SECTION 6.13. Limited Liability. Neither the Company nor the Processing Agent shall be liable for any loss or expense to an investor caused directly or indirectly by government restrictions (including the suspension of banking), war, terrorism, strikes, blackouts, or any other condition beyond the Company’s or the Processing Agent’s control.

SECTION 6.14. Interpretation. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 6.15. Governing Law. The terms and conditions of the Program and its operation shall be governed by the laws of the State of New York.

SECTION 6.16. Dispute Resolution. All disputes or controversies between an investor and the Company shall be subject to, and shall be exclusively submitted to, binding obligation under the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be final and binding on all parties.